EXHIBIT 99.2     RISK FACTORS

From time to time we have, and may in the future make, forward-looking statements, based on our then-current expectations, including statements made in Securities and Exchange Commission filings, in press releases and oral statements. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risks and uncertainties, and actual results could differ materially from those expressed or implied in the forward- looking statements for a variety of reasons. These reasons include, but are not limited to, factors outlined below. We do not undertake to update or revise our forward-looking statements publicly even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

WE MAY BE UNABLE TO OBTAIN THE ADDITIONAL CAPITAL WE WILL REQUIRE TO FUND OUR OPERATIONS AND WE MAY BE UNABLE TO RESTRUCTURE OUR DEBT FACILITIES.

Financing Requirements
The current sector and economic environment in which the Company operates has adversely affected the Company's ability to attract new customers and expand services provided to existing customers. During the first half of 2002, the telecommunications industry experienced a series of negative events that has caused many potential customers to delay or reduce their purchases. Due to these factors, the Company's operating results have not met its previous estimates and, as a result, the Company will need to raise additional capital early in the fourth quarter of 2002. In addition, as a result of these factors, the Company currently believes it is probable it will not be in compliance with certain of the covenant requirements (described below) under its debt and vendor financing facilities during the next 12 months. If this occurs, the Company would be in default and the lenders under these facilities would have the right to demand immediate payment of amounts outstanding under these facilities. In addition, our vendor would no longer be required to advance us additional funds under the Vendor Financing Facility. The Company has retained a financial advisor, Miller Buckfire Lewis & Co., LLC, to assist in developing a plan to amend, restructure or refinance its existing financing facilities and to raise additional capital. There can be no assurance that additional financing will be available, or that the Company will be able to amend, restructure or refinance its financing facilities. In addition, any additional financing, if obtained, may result in substantial dilution to the Company's common stockholders. The inability of the Company to raise the needed additional capital would have a material adverse effect on the operations and business of the Company. If the Company is unable to raise additional funds and satisfactorily amend, restructure or refinance its financing facilities, the Company would need to curtail some or all of its operations and may need to seek protection under the Federal bankruptcy laws.

Reclassification of Debt
The Company's covenants under its debt and vendor financing facilities (see
Note 3 to the unaudited condensed consolidated financial statements) contemplate quarterly increases in the Company's operating results in fiscal 2002 compared with 2001. Among other things, these covenants, as amended, require significant increases in earnings before interest, taxes, depreciation and amortization (EBITDA), as defined in the Senior Facility and the Vendor Financing Facility. The Company's ability to remain in compliance with the covenants is dependent upon the Company's ability to execute its business plan and improve its operating results. However, notwithstanding the Company' efforts to remain in compliance by, among other things, curtailing expenses, the Company currently believes it is probable it will not be in compliance with certain of the covenant requirements under its debt and vendor financing facilities during the next 12 months. If this occurs, the Company will be in default and the lenders would have the right to demand immediate payment of amounts outstanding under these facilities. Accordingly, obligations under the Company's debt and vendor financing agreements have been classified as current liabilities in the accompanying condensed consolidated balance sheet as of June 30, 2002.

Basis of Presentation
The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the instructions to Form 10-Q and do not include all the information and footnote disclosures required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) necessary for the fair presentation have been included. Operating results for the three and six months ended June 30, 2002 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2002, as noted below. These statements should be read in conjunction with the financial statements and related notes included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

The accompanying unaudited condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. At June 30, 2002, the Company has experienced recurring losses from continuing operations and has negative working capital, and, as discussed above, requires additional capital to sustain operations and believes it is probable it will not be in compliance with certain of the covenant requirements under its debt and vendor financing facilities during the next 12 months. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The accompanying unaudited condensed consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Recoverability of Long-Lived Assets
If the Company is required to make changes to its business plan to meet the covenants under its debt and vendor financing facilities, or if present negative economic trends continue, the Company would be required to re-evaluate the recoverability of its long-lived assets. The recoverability of our long-lived assets may also be affected by the continued downward pressure on our stock price and the evaluation of our business plans during the capital raising process. Depending on the outcome of these evaluations, the Company could be required to record impairment charges in future periods (see Note 2 to the unaudited condensed consolidated financial statements).

IF WE DO NOT SUCCESSFULLY EXECUTE OUR NEW BUSINESS STRATEGY, WE MAY BE UNABLE TO COMPETE EFFECTIVELY.

Our business strategy is complex and requires that we successfully complete many tasks, a number of which we must complete simultaneously. If we are unable to effectively implement or coordinate the implementation of these multiple tasks, we may be unable to compete effectively in our markets and our financial results may suffer.

OUR INCURRENCE OF NEGATIVE CASH FLOWS AND OPERATING LOSSES DURING THE NEXT SEVERAL YEARS MAY ADVERSELY AFFECT THE PRICE OF OUR COMMON STOCK.

During recent periods we have experienced substantial net losses, operating losses and negative cash flow. Our expenses have increased significantly and we expect our expenses to continue to increase as we deploy our network and implement our business plan. Accordingly, we expect to incur significant operating losses, net losses and negative cash flow during the next year, which may adversely affect the price of our common stock.

IF OUR NETWORK DOES NOT FUNCTION PROPERLY, WE WILL BE UNABLE TO PROVIDE THE TELECOMMUNICATIONS SERVICES ON WHICH OUR FUTURE PERFORMANCE WILL IN LARGE PART DEPEND.

Because the design of our network has not been widely deployed, we cannot assure you that our network will provide the functionality that we expect. We also cannot be sure that we will be able to incorporate local dial tone capabilities into our network because this technology has not been widely implemented. Without this capability we will not be able to provide on our network all of our target customers' fixed line telecommunications services.


IF WE DO NOT OBTAIN INTERCONNECTION AGREEMENTS WITH OTHER CARRIERS, WE WILL BE UNABLE TO PROVIDE ENHANCED SERVICES ON OUR NETWORK.

Negotiation of interconnection agreements with incumbent local exchange carriers, or ILECs, can take considerable time, effort and expense, and these agreements are subject to federal, state and local regulation. We may not be able to effectively negotiate the necessary interconnection agreements. Without these interconnection agreements, we will be unable to provide enhanced connectivity to our network and local dial tone services and to achieve the financial results we expect.

BECAUSE OF OUR LIMITED EXPERIENCE, WE MAY NOT BE ABLE TO PROPERLY OR TIMELY DEPLOY, OPERATE AND MAINTAIN OUR NETWORK, WHICH COULD MATERIALLY ADVERSELY AFFECT OUR FINANCIAL RESULTS.

The failure of our network equipment and fiber to operate as anticipated or the inability of equipment suppliers to timely supply such equipment could materially and adversely affect our financial results.

Because we have limited experience operating and maintaining telecommunications networks, we may not be able to deploy our network properly or do so within the time frame we expect. In addition, we may encounter unanticipated difficulties in operating and maintaining our network. If network implementation does not occur in a timely and effective manner, our financial results could be adversely affected.

OUR HIGH LEVERAGE CREATES FINANCIAL AND OPERATING RISK THAT COULD LIMIT THE GROWTH OF OUR BUSINESS.

We have a significant amount of indebtedness. As of June 30, 2002, we had approximately $325.8 million of total indebtedness outstanding. We have incurred substantial debt financing to fund our business plan. Our high leverage could have important consequences to us, including:

- Limiting our ability to obtain necessary financing for future working capital, capital expenditures, debt service, refinancing requirements or other purposes;

 - Limiting our flexibility in planning for, or reacting to, changes in our business;

 - Placing us at a competitive disadvantage to competitors with less leverage;

 - Increasing our vulnerability in the event of a downturn in our business or the economy generally;

 - Requiring that we use a substantial portion of our cash flow from operations for debt service and not for other purposes.

OUR MARKET IS HIGHLY COMPETITIVE, AND WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY, ESPECIALLY AGAINST ESTABLISHED COMPETITORS WITH GREATER FINANCIAL RESOURCES AND MORE EXPERIENCE.

We operate in a highly competitive environment. We have no significant market share in any market in which we operate. We will face substantial and growing competition from a variety of data transport, data networking, telephony service and integrated telecommunications service providers. We also expect that the incumbent local exchange carriers ultimately will be able to provide the range of services we currently offer. Many of our competitors are larger and better capitalized than we are, are incumbent providers with long-standing customer relationships, and have greater name recognition. We may not be able to compete effectively against our competitors.

OUR INFORMATION SYSTEMS MAY NOT PRODUCE ACCURATE AND PROMPT BILLS WHICH COULD CAUSE A LOSS OR DELAY IN THE COLLECTION OF REVENUE AND COULD ADVERSELY AFFECT OUR RELATIONS WITH OUR CUSTOMERS.

We depend on our information systems to bill our customers accurately and promptly. Because of the deployment of our network and our expansion plans, we are continuing to upgrade our information systems. Our failure to identify all of our information and processing needs or to adequately upgrade our information systems could delay our collection efforts, cause us to lose revenue and adversely affect our relations with our customers.

WE MAY NOT RECEIVE TIMELY AND ACCURATE CALL DATA RECORDS FROM OUR SUPPLIERS WHICH COULD CAUSE A LOSS OR DELAY IN THE COLLECTION OF REVENUE AND COULD ADVERSELY AFFECT OUR RELATIONS WITH OUR SUPPLIERS.

Our billing and collection activities are dependent upon our suppliers providing us with accurate call data records. If we do not receive accurate call data records in a timely manner, our collection efforts could suffer and we could lose revenue. In addition, we pay our suppliers according to our calculation of the charges based upon invoices and computer tape records provided by these suppliers. Disputes may arise between us and our suppliers because these records may not always reflect current rates and volumes. If we do not pay disputed amounts, a supplier may consider us to be in arrears in our payments until the amount in dispute is resolved, which could adversely affect our relations with our suppliers.

WE DEPEND ON THE NETWORKS AND SERVICES OF THIRD PARTY PROVIDERS TO SERVE OUR CUSTOMERS AND OUR RELATIONSHIPS WITH OUR CUSTOMERS COULD BE ADVERSELY AFFECTED BY FAILURES IN THOSE NETWORKS AND SERVICES.

We depend on other carriers for the switching and transmission of our customer traffic. After we complete deploying our network, we will still rely to some extent on others for switching and transmission of customer traffic. We cannot be sure that any third party switching or transmission facilities will be available when needed or on acceptable terms.

Although we can exercise direct control of the customer care and support we provide, most of the services we currently offer are provided by others. The availability of these services are subject to work stoppages, lack of available facilities, physical damage, power loss, capacity limitations, software defects, breaches of security and other factors which may cause interruptions in service or reduced capacity for our customers. These problems, although not within our control, could adversely affect customer confidence and damage our relationships with our customers.

INCREASES IN CUSTOMER ATTRITION RATES COULD ADVERSELY AFFECT OUR OPERATING RESULTS.

Our customers may not continue to purchase local, long distance, data or other services from us. Because we have been selling voice and data telecommunications under our own brand name for a short time, our customer attrition rate is difficult to evaluate. We could lose customers as a result of national advertising campaigns, telemarketing programs and customer incentives provided by major competitors as well as for other reasons not in our control as well as a result of our own performance. Increases in customer attrition rates could have a material adverse effect on our results of operations.

WE MAY BE UNABLE TO EFFECTIVELY MANAGE OUR GROWTH, WHICH COULD MATERIALLY ADVERSELY AFFECT ALL ASPECTS OF OUR BUSINESS.

We are pursuing a business plan that will result in rapid growth and expansion of our operations if we are successful. This rapid growth would place significant additional demands upon our current management and other resources. Our success will depend on our ability to manage our growth. To accomplish this we will have to train, motivate and manage an increasing number of employees. Our failure to manage growth effectively could have a material adverse effect on our business, results of operations and financial condition.

WE MAY BE UNABLE TO RETAIN OR REPLACE OUR SENIOR MANAGEMENT OR HIRE AND RETAIN OTHER HIGHLY SKILLED PERSONNEL UPON WHICH OUR SUCCESS WILL DEPEND.

We believe that our continued success will depend upon the abilities and continued efforts of our management, particularly members of our senior management team. The loss of the services of any of these individuals could have a material adverse effect on our business, results of operations and financial condition. Our success will also depend upon our ability to identify, hire and retain additional highly skilled sales, service and technical personnel. Demand for qualified personnel with telecommunications experience is high and competition for their services is intense. If we cannot attract and retain the additional employees we need, we will be unable to successfully implement our business strategy.

CHANGES TO THE REGULATIONS APPLICABLE TO OUR BUSINESS COULD INCREASE OUR COSTS AND LIMIT OUR OPERATIONS.

We are subject to federal, state, and local regulation of our local, long distance, and data services. The outcome of the various administrative proceedings at the federal and state level and litigation in federal and state courts relating to this regulation as well as federal and state legislation may increase our costs, increase competition and limit our operations.

RAPID TECHNOLOGICAL CHANGES IN THE TELECOMMUNICATIONS INDUSTRY COULD RENDER OUR SERVICES OR NETWORK OBSOLETE FASTER THAN WE EXPECT OR REQUIRE US TO SPEND MORE THAN WE CURRENTLY ANTICIPATE.

The telecommunications industry is subject to rapid and significant changes in technology. Any changes could render our services or network obsolete, require us to spend more than we anticipate or have a material adverse effect on our operating results and financial condition. Advances in technology could also lead to more entities becoming our direct competitors. Because of this rapid change, our long-term success will increasingly depend on our ability to offer advanced services and to anticipate or adapt to these changes, such as evolving industry standards. We cannot be sure that:

 - We will be able to offer the services our customers require;

 - Our services will not be economically or technically outmoded by current or future competitive technologies;

 - Our network or our information systems will not become obsolete;

 - We will have sufficient resources to develop or acquire new technologies or introduce new that we need to effectively compete; or

 - Our cost of providing service will decline as rapidly as the costs of our competitors.


WE MAY PURSUE ACQUISITIONS WHICH COULD DISRUPT OUR BUSINESS AND MAY NOT YIELD THE BENEFITS WE EXPECT.

We may pursue strategic acquisitions as we expand. Acquisitions may disrupt our business because we may:

 - Experience difficulties integrating acquired operations and personnel into our operations;

 - Divert resources and management time;

 - Be unable to maintain uniform standards, controls, procedures and policies

 - Enter markets or businesses in which we have little or no experience; and find that the acquired business does not perform as we expected.


OUR EXISTING PRINCIPAL STOCKHOLDERS, EXECUTIVE OFFICERS AND DIRECTORS CONTROL A SUBSTANTIAL AMOUNT OF OUR VOTING SHARES AND WILL BE ABLE TO SIGNIFICANTLY INFLUENCE ANY MATTER REQUIRING SHAREHOLDER APPROVAL.

Our officers and directors and parties related to them now control approximately 29.9% of the voting power of our outstanding capital stock. Robert J. Fabbricatore, our Chairman and Chief Executive Officer, controls approximately 10.0% of our voting power. Therefore, the officers and directors are able to significantly influence any matter requiring shareholder approval.

FLUCTUATIONS IN OUR OPERATING RESULTS COULD ADVERSELY AFFECT THE PRICE OF OUR COMMON STOCK.

Our annual and quarterly revenue and results could fluctuate as a result of a number of factors, including:

 - Variations in the rate of timing of customer orders;

 - Variations in our provisioning of new customer services;

 - The speed at which we expand our network and market presence;

 - The rate at which customers cancel services, or churn;

 - Costs of third party services purchased by us; and

 - Competitive factors, including pricing and demand for competing services.

Also, our revenue and results may not meet the expectations of securities analysts and our stockholders. As a result of fluctuations or a failure to meet expectations, the price of our common stock could be materially adversely affected.

OUR STOCK PRICE IS LIKELY TO BE VOLATILE.

The trading price of our common stock is likely to be volatile. The stock market in general, and the market for technology and telecommunications companies in particular, has experienced extreme volatility. This volatility has often been unrelated to the operating performance of particular companies. Other factors that could cause the market price of our common stock to fluctuate substantially include:

 - Announcements of developments related to our business, or that of our competitors, our industry group or our customers;

 - Fluctuations in our results of operations;

 - Hiring or departure of key personnel;

 - A shortfall in our results compared to analysts' expectations and changes in analysts' or projections;

 - Sales of substantial amounts of our equity securities into the marketplace;

 - Regulatory developments affecting the telecommunications industry or data services; and

 - General conditions in the telecommunications industry or the economy as a whole.